EXHIBIT NO. 12
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS COMBINED AND RATIO OF EARNINGS TO FIXED CHARGES

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
                                                            --------------------------------------------------------------------
                                                                                    Years Ended December 31,
                                                            --------------------------------------------------------------------

                                                                 1999        1998          1997          1996          1995
                                                                 ----        ----          ----          ----          ----
                                                                                  (Thousands of Dollars)
Earnings, as defined:

  Net income                                                $     382,255    399,238   $   388,317  $    391,277  $    372,604
  Fixed charges, as below                                         202,491    191,832       193,632        204,593       226,833
  Income taxes, as below                                          250,272    249,180       225,491        247,691      232,343

                                                            -------------------------  ------------ ------------- -------------

    Total earnings, as defined                              $     835,018    840,250   $   807,440  $     843,561 $    831,780

                                                            =========================  ============ ============= =============

Fixed Charges, as defined:
  Interest on long-term debt                                $     180,676    169,901   $   163,468  $    172,622  $     187,397
  Other interest                                                   10,298     11,156         18,743       19,155        25,896
  Imputed interest factor in rentals-charged
    Principally to operating expenses                              11,517     10,775         11,421       12,816        13,540
                                                            -------------------------  ------------ ------------- -------------
    Total fixed charges, as defined                         $     202,491    191,832   $    193,632 $    204,593  $    226,833
                                                            =========================  ============ ============= =============


Earnings Before Income Taxes                                $     632,527    648,418   $   613,808  $    638,968  $    604,947

                                                            =========================  ============ ============= =============

Ratio of Earnings Before Income Taxes to Net Income                  1.66       1.62           1.58          1.63          1.62

Income Taxes:

    Income tax expense                                            258,421    257,494        233,716      255,916        240,683
    Included in AFUDC - deferred taxes in
       book depreciation                                          (8,149)    (8,314)        (8,225)      (8,225)        (8,340)
                                                            -------------------------  ------------ ------------- -------------

    Total income taxes                                      $     250,272    249,180   $    225,491 $    247,691  $    232,343

                                                            =========================  ============ ============= =============

Fixed Charges and Preferred Dividends Combined:
  Preferred dividend requirements                           $       2,967      2,967   $     6,052  $       9,609 $       9,609
  Portion deductible for income tax purposes                        (312)      (312)         (312)         (312)         (312)
                                                            -------------------------  ------------ ------------- -------------
  Preferred dividend requirements not deductible            $       2,655      2,655   $     5,740  $       9,297 $       9,297
                                                            =========================  ============ ============= =============

Preferred dividend factor:
    Preferred dividends not deductible times ratio of
      Earnings before income taxes to net income            $       4,407      4,301   $     9,069  $      15,154 $     15,061
    Preferred dividends deductible for income taxes                   312        312            312           312           312
    Fixed charges, as above                                       202,491    191,832        193,632       204,593       226,833
                                                            -------------------------  ------------ ------------- -------------
      Total fixed charges and preferred dividends combined  $     207,210    196,445   $   203,013  $     220,059 $     242,206
                                                            =========================  ============ ============= =============

Ratio of Earnings to Fixed Charges and Preferred
  Dividends Combined                                                 4.03       4.28           3.98         3.83           3.43

Ratio of Earnings to Fixed Charges                                   4.12       4.38           4.17         4.12           3.67
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